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                                                                    EXHIBIT 23.3

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report, dated November 1, 1996, with respect to the combined balance sheet of Clinical Health Systems-Washington, Inc., Clinical Health Systems-Northwest, Inc., and the Care for Life Division of Health Service Pharmacy, as of December 31, 1995 and the combined statements of income, shareholders' equity and cash flows for the year then ended, included in NCS Healthcare, Inc.'s Form 8-K, as amended, dated November 1, 1996 and to all references to our Firm included in this registration statement.

                                                 Arthur Andersen LLP

Washington, D.C.
June 13, 1997